EXHIBIT 99.1

Hudson Technologies REPORTS RECORD REVENUES OF $52.2 Million FOR SECOND quarter 2017; DILUTED EPS of $0.20 pearl river, ny – August 9, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2017.

The Company reported record revenues of $52.2 million for the second quarter ended June 30, 2017, an increase of 51% compared to $34.6 million in the comparable 2016 period. The revenue increase in the quarter is primarily related to both price and volume increases of certain refrigerants sold. Gross margin in the second quarter of 2017 was 33% compared to 30% in the prior year period. Net income for the quarter, including the recognition of $0.8 million of non-recurring SG&A expense related to corporate development initiatives, was $8.5 million, or $0.21 per basic and $0.20 per diluted share, compared to net income of $4.8 million, or $0.15 per basic and $0.14 diluted share, in the second quarter of 2016.

For the six months ended June 30, 2017, Hudson reported revenues of $91.1 million, a 45% increase compared to $62.8 million in the comparable 2016 period. The increase is primarily related to a higher selling price of certain refrigerants and higher volumes of certain refrigerants sold. Gross margin increased to 33% for the first half of 2017 compared to 29% for the first half of 2016. Net income for the first six months of 2017 was $14.3 million, or $0.34 per basic and $0.33 per diluted share, compared to $7.8 million or $0.24 per basic and $0.23 per diluted share in 2016.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “We’re very pleased to have built upon our strong first quarter performance to deliver record revenues, enhanced margins and significantly improved profitability in the second quarter of 2017. During the second quarter, which is the midpoint of our nine-month refrigerant sales season, our results were particularly strong as we saw increased sales volume for refrigerants and benefitted from incremental increases in the average selling price for R-22 refrigerant as well as a temporary increase in pricing for HFC refrigerants.”

Mr. Zugibe continued, “In addition to the evident gains we are realizing through our sales of virgin refrigerants, we also see a tremendous opportunity associated with our ability to reclaim refrigerants as we enter the final years of the R-22 production phase out, which will be completed by the end of 2019, and look toward the anticipated phase-down of HFC refrigerants. As the industry transitions to new technology and next generation refrigerants, Hudson, as a leading reclaimer, is well positioned to apply our reclamation capabilities to help fill demand for refrigerants as virgin production is phased down and eliminated. We remain focused on leveraging our expansive distribution network, decades of experience and long-standing customer relationships to capitalize on opportunities that arise from the evolving industry landscape.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the second quarter results today, August 9, 2017 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until September 9, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 19253.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended June 30,		Six month period ended June 30,
	2017	2016	2017	2016

Revenues	$52,231	$34,605	$91,061	$62,772
Cost of sales	34,811	24,114	61,174	44,759
Gross profit	17,420	10,491	29,887	18,013

Operating expenses:
Selling and marketing	1,110	1,019	2,149	2,136
General and administrative	2,410	1,328	4,445	2,714
Total operating expenses	3,520	2,347	6,594	4,850

Operating income	13,900	8,144	23,293	13,163

Interest expense, net	61	352	146	623

Income before income taxes	13,839	7,792	23,147	12,540

Income tax expense	5,314	2,962	8,888	4,766

Net income	$8,525	$4,830	$14,259	$7,774

Net income per common share – Basic	$0.21	$0.15	$0.34	$0.24
Net income per common share – Diluted	$0.20	$0.14	$0.33	$0.23
Weighted average number of shares outstanding – Basic	41,567,848	33,128,518	41,537,894	33,008,588
Weighted average number of shares outstanding – Diluted	43,550,226	34,270,337	43,490,914	34,045,125

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,673	$33,931
Trade accounts receivable – net	24,522	4,797
Inventories	64,612	68,601
Prepaid expenses and other current assets	6,331	847
Total current assets	129,138	108,176

Property, plant and equipment, less accumulated depreciation	7,203	7,532
Deferred tax asset	2,036	2,532
Intangible assets, less accumulated amortization	3,056	3,299
Goodwill	856	856
Other assets	88	75
Total Assets	$142,377	$122,470

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$9,746	$5,110
Accrued expenses and other current liabilities	2,681	2,888
Accrued payroll	968	1,782
Income taxes payable	2,155	322
Short-term debt and current maturities of long-term debt	90	199
Total current liabilities	15,640	10,301
Long-term debt, less current maturities	107	152
Total Liabilities	15,747	10,453

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	-	-
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 41,625,181 and 41,465,820	416	415
Additional paid-in capital	114,385	114,032
Retained earnings (Accumulated deficit)	11,829	(2,430)
Total Stockholders' Equity	126,630	112,017

Total Liabilities and Stockholders' Equity	$142,377	$122,470

4